Exhibit 2.1

SECURITIES PURCHASE AGREEMENT

THIS SECURITIES PURCHASE AGREEMENT (this “Agreement”) is made and entered into to be considered effective as of the 26th day of July, 2018 (the “Effective Date”), by and between Mark Rolando Rosales, Marc Vitorillo, and Quantum Capital Group, LLC (each a “Seller” and collectively “Sellers”) and Freedom Leaf Inc., a Nevada corporation (“Buyer”). Capitalized terms used and not otherwise defined herein shall have the definitions assigned thereto in Section 10 below. This Agreement shall supersede and replace any prior agreements between the parties regarding the subject matter hereof.

R E C I T A L S

WHEREAS, Buyer desires to acquire certain stock and business operations owned by Sellers, and Sellers are willing to sell such stock and business operations to Buyer, on the terms and conditions set forth in this Agreement.

A G R E E M E N T

NOW, THEREFORE, the parties, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, agree as follows:

1.	SECURITIES PURCHASE; PURCHASE PRICE.

1.1.	Securities Purchase. Subject to the provisions of Section 1.2 below, on the Closing Date (as hereinafter defined), Buyer agrees to acquire, and Sellers agree to convey, transfer and deliver to Buyer, one hundred percent (100%) of Sellers’ membership interests of Tierra Science Global, LLC, a Nevada limited liability company (such company the “Company,” and such membership units and interests referred to hereinafter as the “Units”), which operates a nutraceutical business (the “Business”) and possesses certain assets used directly in connection with or otherwise associated with the Business (the “Business Assets”), which acquisition shall be considered effective as of the Effective Date. The Business Assets shall include all tangible and intangible property related to the Business, including, but not limited to, customer lists, contracts, records, goodwill and other intangible assets, bank accounts, real property, equipment, furniture, computers, office supplies and related goodwill, policy manuals, and price lists.

1.2.	Sellers’ Liabilities and Obligations. Buyer shall not be obligated to assume, and shall not be deemed to have assumed, any of the liabilities and obligations of Sellers related to the Company, Business or otherwise except for those liabilities and obligations, if any, identified on Schedule 1.2 attached hereto, which shall be completed and executed by Buyer and Sellers, and which Buyer shall assume at closing.

1.3.	Purchase Price. In consideration for the transfer of Sellers’ Units of the Company, Buyer shall have delivered to Sellers the purchase price consisting of 2,000,000 shares (the “Shares”) of Buyer’s common stock (the “Purchase Price”). Such Shares shall be subject to the Company’s standard Leak Out Agreement.

2.	CLOSING.

2.1.	Closing.

2.1.1.	Closing Date. Subject to the satisfaction of the conditions set forth herein, the transaction which is the subject of this Agreement shall be closed on August 1, 2018 (the “Closing” and/or “Closing Date”).

2.1.2.	Effect. The parties acknowledge that after Closing, the Company shall be owned 100% by Buyer effective as of the Effective Date, and Sellers shall have no rights or other interest in the Company, shall not receive any payment, profit or other distribution from the Company, and shall have no further right to any of the Company’s assets, including its book of business, regardless of whether such asset became an asset of the Company before or after Closing.

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2.2.	Deliveries by Sellers. At the Closing, Sellers shall deliver the following:

2.2.1.	An assignment sufficient to transfer the Units to Buyer;

2.2.2.	An original counterpart of Schedule 1.2, which shall be completed and agreed to by Buyer and Sellers prior to Closing.

2.2.3.	An original counterpart of the Nonsolicitation, Nondisclosure and Noncompetition Agreement, in the form attached hereto as Exhibit B (the “Nonsolicitation, Nondisclosure and Noncompetition Agreement”), executed by Sellers.

2.2.4.	An original counterpart of an Employment Agreement by and between Buyer and Mr. Rosales in the form attached hereto as Exhibit A (the “Rosales Employment Agreement”), executed by Mr. Rosales.

2.2.5.	An original counterpart of an Employment Agreement by and between Buyer and Mr. Vitorillo in the form attached hereto as Exhibit A (the “Vitorillo Employment Agreement), executed by Vitorillo.

2.2.6.	All documentation required, if any, to permit Buyer to continue to operate the Business.

2.2.7.	Such other documents, including certificates and third-party consents or releases, as may be required hereunder or as reasonably requested by Buyer to complete the transactions contemplated in this Agreement.

2.3.	Deliveries by Buyer. At the Closing, Buyer will have caused payment to Sellers to be initiated pursuant to Section 1.3 and will deliver the following:

2.3.1.	Instructions to Buyer’s transfer agent instructing it to issue the Shares to Sellers or Sellers’ assignee(s).

2.3.2.	An original counterpart of Schedule 1.2, which shall be completed and agreed to by Buyer and Sellers prior to Closing.

2.3.3.	An original counterpart of the Nonsolicitation, Nondisclosure and Noncompetition Agreement, executed by Buyer.

2.3.4.	An original counterpart of the Rosales Employment Agreement executed by Buyer.

2.3.5.	An original counterpart of the Vitorillo Employment Agreement executed by Buyer.

2.3.6.	Such other documents, including certificates and permits, as may be required hereunder or as reasonably requested by Sellers to complete the transactions contemplated in this Agreement.

3.	SELLERS’ REPRESENTATIONS AND WARRANTIES. Each of Sellers represents and warrants to Buyer that the following are true, correct and complete as of the date of this Agreement:

3.1.	Authority. Sellers have all requisite right, power and authority to: (i) execute and deliver this Agreement and its related documents and perform its obligations hereunder and thereunder, and (ii) consummate the transactions contemplated in this Agreement. There are no agreements, contracts or commitments to which the Sellers are a party that would prohibit or restrict the transactions contemplated under this Agreement. No consent, approval, order, or other authorization of any governmental or regulatory authority is required with respect to Sellers’ execution and delivery of this Agreement or any related document, or consummation of the transactions contemplated herein or therein. When executed and delivered by Sellers, this Agreement constitutes the valid and binding obligation of Sellers enforceable in accordance with its terms.

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3.2.	No Encumbrances. The Units have not been pledged as security or otherwise encumbered.

3.3.	Organization; Good Standing; Qualification. The Company is a limited liability duly organized, validly existing, and in good standing under the laws of the State of Nevada, and has all requisite power and authority to own and operate its properties and assets and to carry on its business as now conducted and as presently proposed to be conducted. To Sellers’ knowledge, the Company is currently in material compliance with all State and Federal laws rules, regulations and guidelines (including, by way of example, those established under HIPAA and OSHA rules) governing or relating to the conduct of the Business.

3.4.	Company Capitalization. Sellers are currently the sole owners of the Company, and after the Closing, Buyer will be the sole owner of the Company effective as of the Effective Date. At the Closing, the Units shall have been duly authorized and validly issued, fully paid and nonassessable, and issued in accordance with the registration or qualification provisions of the Securities Act of 1933, as amended (the “Securities Act”) and any relevant state securities laws, or pursuant to valid exemptions therefrom. There are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal) or agreements for the purchase or acquisition from the Company of any of its ownership interests or other securities or interests of the Company. Except for its operating agreement, the Company is not a party to or subject to any agreement or understanding that affects or relates to the voting or giving of written consents with respect to any security or the voting by owner, manager or officer of the Company.

3.5.	Offering. The transfer of the Units as contemplated by this Agreement is exempt from the registration requirements of the Securities Act, and neither Sellers nor any authorized agent acting on its behalf will take any action hereafter that would cause the loss of such exemption.

3.6.	Books and Records. The books and records of the Company are, and have been, maintained in the usual, regular, ordinary and appropriate manner by the Company, all of the transactions of the Company are properly reflected therein, and they are a true and accurate representation of the financial position of the Company.

3.7.	Ownership of Business Assets; Condition of Tangible Business Assets. At Closing, Buyer shall acquire all of Sellers’ right, title, and interest in the Company, which Company shall own the Business Assets, free and clear of Encumbrances, and in “AS-IS” condition. The Business Assets are in good condition and repair, subject to ordinary wear and tear, and are adequate and fit for the uses for which they are intended or being used.

3.8.	Transaction Not a Breach. The execution and delivery of this Agreement and its related documents, the performance by Sellers hereunder, and the consummation of the transactions described herein, will not conflict with or violate (i) any law, ordinance, regulation, order, award, judgment, injunction or decree applicable to Sellers or to the Business Assets, or (ii) conflict with or result in a breach of or constitute a default under any of the terms, conditions or provisions of the articles of incorporation, bylaws, or other instruments of formation or organization of Sellers.

3.9.	Listings and Other Data. All books of business, receivable listings, customer lists and all other information, reports and data made available or provided to Buyer by Sellers are true, correct, and accurate in all material respects as of the date provided or made available, as of the date of this Agreement. Sellers have no present knowledge of any intent of any current customer or vendor to modify or terminate any of its outstanding orders or contracts, and Sellers have received no notice to such effect.

3.10.	Taxes and Tax Returns. Sellers have filed all federal, state, county, local and foreign tax returns, which it was required to filed with respect to the Company, and such returns are true and accurate. The Sellers, on behalf of the Company, has paid, or made adequate provisions for the payment of, all Taxes, interest, penalties, assessments or deficiencies, which have or may become due pursuant to said returns, or pursuant to any assessment received with respect thereto. The Company has paid in full, or will arrange for payment in full, all state and federal employee income tax withholding, federal social security tax (FICA) withholding, employment taxes, unemployment insurance, sales and use taxes, business or license fees, and any other business-related Taxes or governmental charges. There are no outstanding claims for Taxes (whether income taxes, employment taxes, sales taxes, property taxes or otherwise) imposed by any federal, state, local or other governmental agency, authority or subdivision, which are or may become liens on the property transferred hereunder. Sellers shall be responsible for the payment of any and all Taxes (including, but not limited to, employment taxes), licenses, assessments or other legal obligations relating to the operation and ownership of the Company prior to the Closing.

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3.11.	Litigation; Compliance with Laws; Licenses and Permits. There is no Proceeding (as defined in Section 9 below) pending or, to the knowledge of Sellers, threatened against or involving Sellers, the Company, Business or the Business Assets, or the propriety of this Agreement or any of the transactions contemplated hereby, at law or in equity, or before or by any court, arbitrator or governmental authority, and the Business are not being operated under or subject to any order, final non-appealable judgment, decree, license or injunction of any court, arbitrator or governmental authority.

3.12.	Absence of Adverse Changes. There has been no material adverse change, or any event, condition or occurrence that is reasonably likely to result in a material adverse change, to the condition of the Business Assets or the business operations of the Business.

3.13.	Contracts. Sellers have provided to Buyer true and complete copies of all material contracts to which the Company is a party or which relate to the Business, including without limitation all current customer and vendor contracts relating to the Business (the “Material Contracts”). There are no material agreements relating to the Business, whether verbal or written, that have not been disclosed to Buyer. All of the Material Contracts are in full force and effect and are valid and enforceable according to their terms, and there are no material breaches or defaults thereunder, and no condition exists, including the transfer of the Units to the Buyer pursuant to this Agreement, that would cause, whether by passage of time or otherwise, a breach or default thereunder, or which would require the consent of a Material Contract counterparty. Sellers have not entered into any agreement or understanding, whether written or oral, that waives any of its respective rights under any of the contracts.

3.14.	Liabilities. Except as set forth in Schedule 3.14 attached hereto, the Company has no Liabilities (as defined below), including any indebtedness, including without limitation, money borrowed, indebtedness owed to the Sellers, the deferred purchase price of assets, letters of credits or capitalized leases, other than trade accounts payable generated by the Company or any Company Subsidiary in the Ordinary Course of Business. “Liability” or “Liabilities” shall mean any debt, loss, damage, adverse claim, fine, penalty, Taxes, liability or obligation (whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, matured or unmatured, determined or determinable, disputed or undisputed, liquidated or unliquidated, or due or to become due, and whether in contract, tort, strict liability or otherwise), and including all costs and expenses relating thereto (including all fees, disbursements and expenses of legal counsel, experts, engineers and consultants and costs of investigation).

3.15.	Environmental Issues. In connection with the Business or at the business location, Sellers have not transported, stored, maintained, used, manufactured or released any hazardous material or other environmentally sensitive material or substance in violation of any applicable legal or regulatory requirement.

3.16.	Solvency. Neither Sellers nor the Business have been the subject of any bankruptcy proceedings (whether voluntary or involuntary), made an assignment for the benefit of creditors, been adjudicated bankrupt or insolvent, petitioned for or been assigned any receiver or trustee relating to the Business or any of the Business Assets, commenced any reorganization or restructuring of debt, or otherwise failed to fulfill its payment obligations in the ordinary course. None of the above has been commenced or threatened against Sellers or the Business.

3.17.	Brokers. Sellers have not engaged, or incurred any unpaid liability (for any brokerage fees, finders’ fees, commissions or otherwise) to, any broker, finder or agent in connection with the transactions contemplated by this Agreement.

3.18.	Disclosure. No representation or warranty by Sellers and no document furnished by Sellers pursuant to this Agreement or otherwise in connection herewith contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary in order to make the statements contained therein, in light of the circumstances under which made, not misleading.

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3.19.	Employees. Sellers have delivered to Buyer the names and annual rates of salary and other compensation (including benefits) of all employees of the Company. To the best of Sellers’ knowledge, the Company has complied with all applicable federal, state and local laws, ordinances or regulations relating to such employees, including regulations promulgated by the United States Department of Labor, including provisions relating to wages and hours and overtime, and neither Sellers nor the Company is liable for any arrears of wages or employee benefits, or any taxes or penalties for failure to comply with any such laws, ordinances or regulations. Sellers are not aware of any pending claims nor aware of facts supporting any potential claims for employment discrimination or similar issues.

3.20.	Representations Regarding the Sellers’ Acquisition of the Shares.

(a)                 Each of Sellers understands the speculative nature and the risks of investments associated with Buyer and its securities and confirms that he is able to bear the risk of investment in Buyer;

(b)                 Sellers have reviewed Buyer’s filings with the United States Securities and Exchange Commission (“SEC”), including its recent annual and quarterly reports, and has had the opportunity to ask questions of Buyer and receive additional information about Buyer, or could acquire such additional information without unreasonable effort or expense necessary to evaluate the merits and risks of receiving the Shares in consideration of Sellers’ sale of the Units to Buyer. Further, Sellers have been given an opportunity to question Buyer and receive all relevant documentation relating to the Shares;

(c)                 Sellers have sufficient knowledge and experience in financial and business matters, and is sufficiently familiar with investments of the type represented by the Shares, including familiarity with previous private and public purchases of speculative and restricted securities, that it is capable of evaluating the merits and risks associated with receipt of the Shares;

(d)                 In evaluating the merits of receiving the Shares, Sellers have relied solely on his, her or its own investigation concerning the Company and has not relied upon any representations provided by Buyer which it has not independently verified; and

(e)                 Sellers have not: (a) been party to any adverse proceeding brought by the SEC or any similar state agency; (b) any material criminal proceeding regarding the purchase or sale of securities or other crimes, excluding only misdemeanor crimes; or (c) filed bankruptcy proceedings within the past five years.

4.	BUYER’S REPRESENTATIONS AND WARRANTIES. Buyer represents and warrants to Sellers that the following are true, correct and complete as of the date of this Agreement:

4.1.	Authority. Buyer has all requisite right, power and authority to: (i) execute and deliver this Agreement and its related documents and perform his obligations hereunder and thereunder, and (ii) consummate the transactions contemplated in this Agreement. There are no agreements, contracts, or commitments to which Buyer is a party that would prohibit or restrict the transactions contemplated under this Agreement. No consent, approval, order, or other authorization of any governmental or regulatory authority is required with respect to Buyer’s execution and delivery of this Agreement or any related document, or consummation of the transactions contemplated herein or therein. When executed and delivered by Buyer, this Agreement constitutes the valid and binding obligation of Buyer enforceable in accordance with its terms.

4.2.	No Encumbrances. The Shares have not been pledged as security or otherwise encumbered.

4.3.	Organization; Good Standing; Qualification. The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada, and has all requisite power and authority to own and operate its properties and assets and to carry on its business as now conducted and as presently proposed to be conducted.

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4.4.	Shares. At the Closing, the Shares shall have been duly authorized and validly issued, fully paid and nonassessable, and issued in accordance with the registration or qualification provisions of the Securities Act and any relevant state securities laws, or pursuant to valid exemptions therefrom. There are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal) or agreements for the purchase or acquisition from the Company of any of its Series D Preferred Stock.

4.5.	Offering. The issuance of the Shares as contemplated by this Agreement is exempt from the registration requirements of the Securities Act, and neither Buyer nor any authorized agent acting on its behalf will take any action hereafter that would cause the loss of such exemption.

4.6.	Transaction Not a Breach. The execution and delivery of this Agreement and its related documents, the performance by Buyer hereunder, and the consummation of the transactions described herein, will not conflict with or violate (i) any law, ordinance, regulation, order, award, judgment, injunction or decree applicable to Buyer, or (ii) conflict with or result in a material breach of any contract, agreement, or other instrument, obligation or understanding of any nature to which Buyer is a party or by which Buyer is bound or affected.

4.7.	Brokers. Buyer has not engaged, or incurred any unpaid liability (for any brokerage fees, finders’ fees, commissions or otherwise) to, any broker, finder or agent in connection with the transactions contemplated by this Agreement.

4.8.	Litigation. There is no Proceeding pending or, to the knowledge of Buyer, threatened against or involving Buyer, the propriety of this Agreement or any of the transactions contemplated hereby, at law or in equity, or before or by any court, arbitrator or governmental authority, that could materially affect this Agreement.

4.9.	Disclosure. No representation or warranty by Buyer and no document furnished by Buyer pursuant to this Agreement or otherwise in connection herewith contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary in order to make the statements contained therein, in light of the circumstances under which made, not misleading.

4.10.	Representations Regarding the Buyer’s Acquisition of the Units.

(a)                 Buyer understands the speculative nature and the risks of investments associated with the Company and confirms that it is able to bear the risk of investment in the Company;

(b)                 Buyer has had the opportunity to ask questions of the Sellers and receive additional information about the Company, or could acquire it without unreasonable effort or expense necessary to evaluate the merits and risks of any such purchase. Further, Buyer has been given an opportunity to question the Sellers and receive all relevant documentation relating to the Units;

(c)                 Buyer has sufficient knowledge and experience in financial and business matters, and is sufficiently familiar with investments of the type represented by the Units, including familiarity with previous private and public purchases of speculative and restricted securities, that it is capable of evaluating the merits and risks associated with purchase of the Units;

(d)                 In evaluating the merits of the purchase of the Units, Buyer has relied solely on its own investigation concerning the Company and has not relied upon any representations provided by the Sellers which it has not independently verified; and

(e)                 Buyer and its principals have not: (a) been party to any adverse proceeding brought by the SEC or any similar state agency; (b) any material criminal proceeding regarding the purchase or sale of securities or other crimes, excluding only misdemeanor crimes; or (c) filed bankruptcy proceedings within the past five years.

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5.	ADDITIONAL COVENANTS.

5.1.	Expenses. Unless expressly stated otherwise herein, each of Buyer and Sellers will bear their own respective costs and expenses incurred in connection with the preparation and execution of this Agreement and its related documents, and the consummation of the transactions contemplated herein, including without limitation all legal fees and expenses, and fees arising from accountants, tax and financial advisors.

5.2.	Confidentiality.

5.2.1.	Each party agrees that it will (i) not disclose the other party’s Confidential Information to any third party; and (ii) protect all Confidential Information of the other party from unauthorized use, access, or disclosure in the same manner as it protects its own Confidential Information of a similar nature, and in no event with less than reasonable care. Upon the disclosing party’s written request, the receiving party will promptly return any Confidential Information identified in the request to the disclosing party. “Confidential Information” shall mean any information that is proprietary or non-public regarding any party, including without limitation, customer and vendor lists, business plans, network design and structure, and financial information. Confidential Information shall include the terms of this Agreement.

5.2.2.	The foregoing restrictions will not apply to information that: (i) is or becomes generally known or available by publication, commercial use or otherwise through no fault of the receiving party or of any third party with a duty to keep such information confidential; (ii) is known to the receiving party at the time of disclosure without violation of any confidentiality restriction and without any restriction on the receiving party’s further use or disclosure; or (iii) is independently developed by the receiving party.

5.3.	Publicity; Press Releases. The parties agree to consult with each other in good faith concerning any public reports, statement, press releases or other publicity (“Publicity”) regarding this Agreement or the transactions hereunder, but in no case will either party disclose in connection with any such Publicity any financial aspect of the Agreement or the transactions hereunder (including without limitation the Purchase Price) without the other party’s prior written consent; provided, however that any party shall be entitled to give notices or provide information regarding this Agreement or the transactions to governmental or regulatory authorities, creditors, legal and financial advisors, and others as legally required; and further provided, that nothing in this section shall prohibit Buyer from issuing a press release or other Publicity indicating new ownership of the Business (excepting financial information, as set forth above).

6.	CONDITIONS PRECEDENT.

6.1.	Conditions Precedent to Buyer’s Obligations. The obligations of Buyer to consummate the transactions contemplated hereunder and to proceed with the Closing are subject to the fulfillment of the following conditions, any of which may be waived in whole or in part by Buyer in writing.

6.1.1.	Accuracy of Representations and Warranties. The representations and warranties of Sellers contained in Section 3 of this Agreement shall be true, complete, and accurate in all material respects as of the Closing Date.

6.1.2.	Compliance with Agreement. Sellers shall have complied with all obligations, agreements, commitments and covenants, and shall have fulfilled all conditions, required by this Agreement and its related documents to be performed or complied with on or prior to the Closing Date.

6.1.3.	Authority; Third-Party Consents. All actions necessary to authorize the execution, delivery, and performance hereunder by Sellers shall have been undertaken and completed. Any filings, registrations, notices, consents, releases and approvals required by Sellers from any governmental entity or other third party for the performance of Sellers’ obligations hereunder shall have been obtained. To the extent that any of such consents or approvals for any contract or obligation to be assumed by Buyer have not been obtained prior to the Closing, and Buyer elects to close the transactions hereunder prior to receiving any such consent or approval, Sellers and Buyer each agree to exercise best efforts to obtain such consent or approval as soon as reasonably feasible following the Closing, and Sellers agree in the meantime to facilitate Buyer’s receipt of the benefit of such assumed contracts and Buyer’s payment of any amounts due under the applicable assumed contracts until such consent or approval has been obtained.

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6.1.4.	Business Location. Any documentation necessary to ensure Company’s continued occupancy and use of the Company’s current office location shall have been obtained.

6.1.5.	Reasonable Satisfaction. The form and substance of all certificates, notices, actions, and documents required to consummate the transactions contemplated hereunder shall have been reasonably satisfactory to Buyer and its counsel, and Buyer shall have completed its review of Company’s books and records and shall be reasonably satisfied that the Company is auditable in a timely fashion in Buyer’s sole discretion.

6.2.	Conditions Precedent to Sellers’ Obligations. The obligations of Sellers to consummate the transactions contemplated hereunder and to proceed with the Closing are subject to the fulfillment of the following conditions, any of which may be waived in whole or in part by Sellers in writing.

6.2.1.	Accuracy of Representations and Warranties. The representations and warranties of Buyer contained in Section 4 of this Agreement shall be true, complete, and accurate in all material respects as of the Closing Date.

6.2.2.	Compliance with Agreement. Buyer shall have complied with all obligations, agreements, commitments and covenants, and shall have fulfilled all conditions, required by this Agreement and its related documents to be performed or complied with on or prior to the Closing Date.

6.2.3.	Authority; Third-Party Consents. All actions necessary to authorize the execution, delivery, and performance hereunder by Sellers shall have been undertaken and completed. Any filings, registrations, notices, consents, releases and approvals required by Sellers from any governmental entity or other third party for the performance of Sellers’ obligations hereunder shall have been obtained. To the extent that any of such consents or approvals for any contract or obligation to be assumed by Buyer have not been obtained prior to the Closing, and Buyer elects to close the transactions hereunder prior to receiving any such consent or approval, Sellers and Buyer each agree to exercise best efforts to obtain such consent or approval as soon as reasonably feasible following the Closing, and Sellers agree in the meantime to facilitate Buyer’s receipt of the benefit of such assumed contracts and Buyer’s payment of any amounts due under the applicable assumed contracts until such consent or approval has been obtained.

6.2.4.	Reasonable Satisfaction. The form and substance of all certificates, notices, actions, and documents required to consummate the transactions contemplated hereunder shall have been reasonably satisfactory to Sellers and its counsel, and Sellers shall have completed his analysis of a partial disposition of the Purchase Price to Johnathan Bolton, which disposition as determined by Sellers in his sole discretion Buyer shall be obligated to approve.

7.	INDEMNIFICATION.

7.1.	Indemnification by Sellers. Sellers shall defend, indemnify and hold harmless Buyer and each of Buyer’s officers, directors, shareholders, employees, counsel, agents, and their respective successors and assigns (collectively, the “Buyer Indemnitees”) from and against, and shall reimburse Buyer Indemnitees for, each and every Loss incurred by any Buyer Indemnitee, including reimbursement of attorneys’ fees and costs, directly or indirectly, arising out of or in connection with: (i) any material inaccuracy in any representation or warranty of Sellers hereunder; (ii) any material breach or nonfulfillment of any covenant, agreement or other obligation of Sellers under this Agreement or any related documents; (iii) any debt, obligation, liability, or other similar claim of Sellers not expressly assumed by Buyer hereunder; and (iv) any debt, obligation, Liability, or other similar claim of the Company not expressly disclosed in Schedule 3.14.

7.2.	Indemnification by Buyer. Buyer shall defend, indemnify and hold harmless Sellers and each of Sellers’ officers, directors, shareholders, employees, counsel, agents, and their respective successors and assigns (collectively, the “Sellers Indemnitees”) from and against, and shall reimburse the Sellers Indemnitees for, each and every Loss incurred by any Sellers Indemnitee, directly or indirectly, arising out of or in connection with: (i) any material inaccuracy in any representation or warranty of Buyer hereunder; (ii) any material breach or nonfulfillment of any covenant, agreement or other obligation of Buyer under this Agreement or any related documents; (iii) any debt, obligation, liability, or other similar claim of Sellers expressly assumed by Buyer hereunder; and (iv) any debt, obligation, Liability, or other similar claim of the Company expressly disclosed in Schedule 3.14.

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7.3.	Indemnification Procedure. If any Proceeding shall be brought or asserted against a party entitled to indemnification (or any successor thereto) pursuant to Sections 7.1 or 7.2 (each, an “Indemnitee”) in respect of which indemnity may be sought under this Section 7 from an indemnifying party or any successor thereto (each, an “Indemnitor”), the Indemnitee shall give prompt written notice of such Proceeding to the Indemnitor. The Indemnitee shall, reasonably and in good faith, assist and cooperate in the defense thereof. Notwithstanding anything herein to the contrary, the Indemnitor shall not, without the Indemnitee’s prior written consent, settle or compromise any Proceeding or consent to the entry of judgment with respect thereto.

8.	MISCELLANEOUS.

8.1.	Notices. Any notices from one party to another shall be deemed sufficiently given upon delivery (with the return receipt, the delivery receipt, or the affidavit of messenger), refusal by addressee or notice to the recipient from the Post Office that such notice is undeliverable, if such notice has been mailed by United States registered or certified mail, postage prepaid, or delivered by overnight courier addressed to:

If to Sellers:

_______________________

_______________________

_______________________

_______________________

If to Buyer:

Freedom Leaf Inc.

Attn: Raymond Medeiros

3571 E. Sunset Road, Ste. 420

Las Vegas, NV 89120

or at such other address or addresses as such party may from time to time specify by notice in writing to the other, given in the manner provided in this Section.

8.2.	Waiver; Severability. No delay or failure on the part of any party hereto in exercising any right, power or privilege under any of this Agreement shall impair any such right, power or privilege or be construed as a waiver of any default or any acquiescence therein. The unenforceability or invalidity of any provision of this Agreement shall not affect the enforceability or validity of any other provision.

8.3.	Benefit and Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, beneficiaries, successors and assigns. Except as expressly stated herein, this Agreement shall not confer any rights or remedies on any third party.

8.4.	Entire Agreement; Amendment. The exhibits attached to this Agreement are incorporated herein by reference. This Agreement sets forth the entire understanding of the parties with respect to the subject matter hereto, supersedes all prior oral or written agreements, instruments and understandings with respect to such matters, and may be modified only by instruments signed by the parties. This Agreement may not be amended or modified except by written agreement of the parties hereto.

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8.5.	Survival. All of the covenants of the parties shall survive the execution of this Agreement and the Closing, including without limitation the indemnification obligations of the parties. All of the representations and warranties of the parties shall survive the execution of this Agreement and the Closing, regardless of the parties’ respective due diligence investigations and even if the other party knows or should have known of any misrepresentation or breach of any warranty at the time of Closing, for a period of one year following the Closing.

8.6.	Further Assurances. Prior to, on, and after the Closing, each party shall execute, deliver and/or furnish to the other party, upon reasonable request, such further information or documents, and do such other acts and things, for the purpose of fulfilling the transactions contemplated hereunder.

8.7.	Attorneys’ Fees. In the event that any party hereunder brings a Proceeding to enforce this Agreement, the party that prevails in such Proceeding shall be entitled to recover, in addition to all other amounts and relief that may be granted, its reasonable costs and attorneys’ fees incurred in connection with such Proceeding.

8.8.	Redressability. In the event that any party hereunder brings a Proceeding regarding this Agreement, thirty (30) days prior to the initiation of the Proceeding, the party commencing the action will give written notice of grievances to the opposing party. The opposing party will have the opportunity to redress the grievances within the thirty (30) days, unless another period is expressly permitted under this Agreement.

8.9.	Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

8.10.	Governing Law. This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating hereto, shall be construed and governed in accordance with the laws of the State of Nevada, excluding the choice of law rules thereof.

8.11.	Headings; Interpretation. The subject headings of Sections of this Agreement are included for purposes of convenience only and shall not affect the construction or interpretation of any of its provisions. This Agreement shall be interpreted as if all the parties had drafted it.

9.	DEFINITIONS. In addition to any other definitions contained in this Agreement, the following words, terms, and phrases shall have the following meanings when used in this Agreement.

“Agreement” means this Securities Purchase Agreement.

“Business” has the meaning ascribed thereto in Section 1.1.

“Business Assets” has the meaning ascribed thereto in Section 1.1.

“Buyer” means Freedom Leaf Inc., a Nevada corporation.

“Buyer Indemnitees” has the meaning ascribed thereto in Section 7.1.

“Closing” and “Closing Date” have the meanings ascribed thereto in Section 2.1.1.

“Company” has the meaning ascribed thereto in Section 1.1.

“Confidential Information” has the meaning ascribed thereto in Section 5.2.1.

“Encumbrance” means any encumbrance, security interest, mortgage, lien, pledge, claim, lease, right of first refusal, option, restrictive easement, charge or other restriction or third party rights.

“Indemnitee” has the meaning ascribed thereto in Section 7.3.

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“Indemnitor” has the meaning ascribed thereto in Section 7.3.

“Johnathan Bolton’s Employment Agreement” has the meaning ascribed thereto in Section 2.2.4.

“Johnny Bolton’s Employment Agreement” has the meaning ascribed thereto in Section 2.2.3.

“Knowledge” or “knowledge” (including the terms “knowing” and “knowingly”) will be deemed to be present with any party when the matter in question was brought to the attention of, or if due diligence had been exercised, would have been brought to the attention of the party, or any of its responsible employees.

“Liability” has the meaning ascribed thereto in Section 3.14.

“Loss” means any loss, damage, injury, harm, detriment, decline in value, liability, claim, demand, cost of any Proceeding, settlement, judgment, award, fine, penalty, tax, fee, charge, cost or expense (including, without limitation, costs associated with avoiding any of the foregoing), and the fees, disbursements and expenses of attorneys, accountants and other professional advisors).

“Material Contracts” has the meaning ascribed thereto in Section 3.13.

“Nonsolicitation, Nondisclosure and Noncompetition Agreement” has the meaning ascribed thereto in Section 2.2.2.

“Proceeding” means any action, suit, litigation, arbitration, lawsuit, claim, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding, and any informal proceeding), prosecution, contest, hearing, inquiry, audit, examination, investigation, challenge, controversy or dispute commenced, brought or conducted or through any governmental authority, including the courts, or any arbitrator.

“Promissory Note” has the meaning ascribed thereto in Section 1.3.1.

“Publicity” has the meaning ascribed thereto in Section 5.3.

“Purchase Price” has the meaning ascribed thereto in Section 1.3.

“SEC” has the meaning ascribed thereto in Section 3.20(b).

“Securities Act” has the meaning ascribed thereto in Section 3.4.

“Sellers Indemnitees” has the meaning ascribed thereto in Section 7.2.

“Sellers” means Johnny Bolton and Johnathan A. Bolton.

“Shares” has the meaning ascribed thereto in Section 1.3.

“Taxes” means all taxes, charges, fees, levies, duties or other similar assessments, reassessments or liabilities.

“Tax Returns” mean any report, return or statement required to be supplied to a taxing authority in connection with Taxes.

“Units” has the meaning ascribed thereto in Section 1.1.

IN WITNESS WHEREOF, the parties have duly executed and delivered this Securities Purchase Agreement effective as of the date first above written.

[SIGNATURE PAGE FOLLOWS]

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BUYER:	SELLERS:

Freedom Leaf Inc.	Mark Rolando Rosales

/s/ Raymond Medeiros	/s/ Mark Rolando Rosales
Name: Raymond Medeiros	Individually
Title: Corporate Secretary & Board Member

Marc Vitorillo

/s/ Marc Vitorillo
Individually

Quantum Capital Group, LLC

_______________________

Name: _______________

Title: _______________

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LIST OF EXHIBITS

Schedule 1.2	--	List of Assumed Liabilities
Schedule 3.14	--	Company Liabilities
Exhibit A	--	Form of Employment Agreement
Exhibit B	--	Nondisclosure and Noncompetition Agreement

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Schedule 1.2

List of Assumed Liabilities

Buyer shall assume the following liabilities and obligations of Sellers relating to the Company and Business, specifically:

[add compete list of assumed liabilities]

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Schedule 3.14

Liabilities

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EXHIBIT A

Form of Employment Agreement

[INTENTIONALLY LEFT BLANK]

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EXHIBIT B

Nonsolicitation, Nondisclosure and Noncompetition Agreement

[INTENTIONALLY LEFT BLANK]

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NONSOLICITATION, NONDISCLOSURE AND NONCOMPETITION AGREEMENT

This Nonsolicitation, Nondisclosure and Noncompetition Agreement (the “Agreement”) is made by Mark Rolando Rosales and Marc Vitorillo (collectively the “SELLLERS”) in favor of Freedom Leaf Inc., a Nevada corporation (“FRLF”), effective as of August 1, 2018 (the “Effective Date”).

For good and valuable consideration, the parties hereby agree as follows:

1.                   Background. The SELLERS are selling to Freedom Leaf Inc. all of their membership interests in of Tierra Science Global, LLC (the “Company”) pursuant to that certain Securities Purchase Agreement executed concurrently herewith (the “Purchase Agreement”). As part of the sale to FRLF, FRLF is requiring the SELLERS to agree to (1) keep information relating to Company and the sale thereof confidential, and (2) agree not to compete, on the terms specified herein, with FRLF beginning on the Effective Date and continuing for a period of four (4) years. This Agreement sets forth the terms and conditions for the SELLERS’ nondisclosure, noncompetition, and general release of claims.

2.                   Confidential Information. As used in this Agreement, “Confidential Information” means any information or data, of any kind or nature furnished by or on behalf of FRLF or its agents, relating to the Company, the Purchase Agreement and the transactions contemplated therein, and whether such information is printed, written, oral, or electronically stored or reproduced, and whether provided in response to a specific inquiry or voluntarily furnished on, before, or after the Effective Date hereof, and includes, but is not limited to: books of business, customer lists and contact information, financial information, records, budgets, minutes, purchase and sale agreements, designs, sketches, drawings, surveys, environmental reports, feasibility studies, marketing plans and materials, business plans, analyses, strategies, forecasts, concepts, ideas, or any information derived, summarized, or extracted from any of the foregoing, including any and all data, reports, records (financial and otherwise), trade secrets, verbal communications, and/or other materials. However, Confidential Information does not include information which: (i) is or becomes publicly known and made generally available in the public domain by publication, commercial use or otherwise through no fault of the SELLERS or of any third party with a duty to keep such information confidential either prior to the time of disclosure by FRLF or thereafter; (ii) is known to the receiving party at the time of disclosure without violation of any confidentiality restriction and without any restriction on the receiving party’s further use or disclosure; (iii) is independently developed by the receiving party; or (iv) is approved for release by written agreement of FRLF. Nevertheless, it shall not be a violation of this section 2 for SELLERS to disclose matters related to the Purchase Agreement to attorneys, accountants, financial advisors or the like.

3.                   Non-Disclosure of Confidential Information. All Confidential Information is considered highly sensitive and strictly confidential. Accordingly, each of the SELLERS agrees to maintain the Confidential Information in the utmost confidence. Each of the SELLERS agree that he shall take reasonable measures to protect the secrecy of and avoid disclosure and unauthorized use of the Confidential Information of FRLF. Without limiting the foregoing, each of the SELLERS shall take at least those measures that he takes to protect his own confidential information of a similar nature, but in no case less than reasonable care, and the SELLERS will not, without the prior written consent of FRLF (except as required by applicable law, regulation, or legal process), disclose the Confidential Information to any person(s).

4.                   Obligation to Disclose Confidential Information. In the event that the SELLERS or any of SELLERS’ Representatives is requested or required by applicable law, regulation, or legal process to disclose any of the Confidential Information, the SELLERS will notify FRLF in writing immediately (unless prohibited by law) so that FRLF, at its sole expense, may seek an appropriate protective order or other remedy or, in its sole discretion, may waive compliance with the terms of this Agreement, and if FRLF seeks such an order, the SELLERS will provide such cooperation at FRLF’s expense and as FRLF shall reasonably request. In the event that (a) no such protective order or other remedy is obtained, or (b) FRLF waives compliance with the terms of this Agreement and the SELLERS or any of the SELLERS’ Representatives are legally compelled to disclose such Confidential Information, the SELLERS or the SELLERS’ Representatives, as the case may be, will furnish only that portion of the Confidential Information which the SELLERS is advised by counsel is legally required. The SELLERS will give FRLF written notice (unless prohibited by law) of the Confidential Information to be disclosed as far in advance as practicable, and will exercise all reasonable efforts to obtain reliable assurance that confidential treatment will be accorded the Confidential Information.

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5.                   Term of Nondisclosure. The covenant of nondisclosure shall continue in perpetuity.

6.                   Noncompetition & Nonsolicitation Covenants. From the Effective Date and continuing for a period of four (4) years, each of the SELLERS hereby agrees that he shall not, and shall not permit any of his employees, agents or affiliates (“Affiliates”), to do any of the following without the prior written consent of FRLF:

a.                    Compete. Carry on any business or activity (whether directly or indirectly, as a partner, shareholder, owner, principal, agent, director, affiliate, advisor or consultant) or compete in any way with the business of the Company anywhere within the Internationally. For the purposes of this Section 6(a), the term “compete in any way with the business of Sellers” shall mean engaging in or attempting to engage in any business similar to that carried on by the Company or its affiliates.

b.                   Solicit Business. Solicit or influence or attempt to influence any client, customer or other person, either directly or indirectly, to direct such client’s, customer’s or other person’s purchase of the Company’s products and/or services away from the Company or to any person, firm, corporation, institution or other entity other than the Company.

c.                    Solicit Personnel. Solicit any employee of the Company (or its subsidiaries) for employment who was employed by the Company within six (6) months of the solicitation. For purposes of this Section, the term “solicit” shall not include the following activities by the SELLERS: (i) advertising for employment in any bulletin board (including electronic bulletin boards), newspaper, trade journal or other publication available for general distribution to the public; (ii) participation in any hiring fair or similar event open to the public not targeted at the Company’s employees; (iii) use of recruiting or employee search firms that have been instructed by the SELLERS not to target any such employee; and (iv) negotiating with and/or offering employment to any such employee who initially contacts the SELLERS or one of their affiliates or who engages in discussions with the SELLERS or one of their affiliates as a result of any of the activities included in clauses (i)- (iii). The SELLERS may employ any such employee provided that neither they nor any of their affiliates has solicited such employee in contravention of this paragraph 6(c).

7.                   Equitable Relief; Rights Upon Breach. In the event of any breach of this Agreement, FRLF, in addition to any other remedies at law or in equity that it may have, will be entitled to equitable relief including injunctive relief and specific performance. Each of the SELLERS agrees that in the event of its breach of any of the covenants set forth in this Agreement, FRLF shall have the right to: (a) receive compensation for actual damages from the SELLERS for any losses incurred by reason of such breach, including all reasonable attorneys’ fees and costs of suit; and/or (b) apply to a court of competent jurisdiction for the entry of an immediate order to restrain or enjoin the breach of said covenants and otherwise to specifically enforce the provisions of this Agreement.

8.                   [Reserved].

9.                   Attorneys’ Fees. In the event any action in law or equity or any arbitration or other proceeding is brought for the enforcement of this Agreement or in connection with any of the provisions of this Agreement, the successful or prevailing party or parties shall be entitled to reasonable attorney’s fees and other costs reasonably incurred in such action or proceeding.

10.                Miscellaneous Terms.

(a)                 This Agreement may be amended or modified only in writing and signed by all parties.

(b)                 This Agreement may be executed in two or more counterparts, each of which shall be deemed an original for all purposes and together shall constitute one and the same document. Facsimile and emailed pdf signatures shall be relied on as original signatures in all respects.

(c)                 The rights under this Agreement may not be assigned or duties delegated without the other party’s prior written consent. Any attempted assignments without such consent shall be void.

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(d)                 This Agreement shall be binding upon the parties and their respective successors and permitted assigns and shall inure to the benefit of the parties and their respective successors and permitted assigns.

(e)                 This Agreement shall be construed and governed by and under the laws of the State of Nevada, without regard to its choice of law principles. Any action, suit, or other legal proceeding which is commenced to resolve any matter arising under or relating to any provision of this Agreement shall be commenced only in a state or federal court of the State of Nevada, and each party consents to the jurisdiction of such court and agrees that legal process may be served by United States certified mail, return receipt requested. Venue for any action shall be in Clark County, Nevada. Process in any proceeding referred to in the preceding sentence may be served on any party anywhere.

(f)                  Confidential Information delivered hereunder shall remain the property of FRLF, and this Agreement shall not be construed as a license or any other grant of any right whatsoever in connection with the Confidential Information.

(g)                 The invalidity of enforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. If a court of competent jurisdiction determines that any restriction in this Agreement is overbroad or unreasonable under the circumstances, such restriction shall be modified or revised by such court to include the maximum reasonable restriction allowed by law.

(h)                 No delay or omission by FRLF in exercising any right under this Agreement will operate as a waiver of that or any other right. A waiver or consent given by FRLF on any one occasion is effective only in that instance and will not be construed as a bar to or a waiver of any right on any other occasion.

(i)                  This Agreement has been negotiated at arms’ length by and between the parties, each having the opportunity to be represented by legal counsel of its choice and to negotiate the form and substance of this Agreement. Therefore, this Agreement shall not be more strictly construed against any party by reason of the fact that one party may have drafted any or all of the provisions of this Agreement.

11.                Entire Agreement. This document, as amended from time to time, contains the entire agreement between the parties. There are no representations, warranties, or understandings between the parties that are not contained herein. This Agreement may not be modified or amended except in writing and signed by the parties hereto.

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IN WITNESS WHEREOF, the parties have executed this Nonsolicitation, Nondisclosure and Noncompetition Agreement and Release of Claims as of the Effective Date first set forth above.

THE SELLERS:	FRLF:

Freedom Leaf Inc.

/s/ Mark Rolando Rosales	/s/ Raymond Medeiros
Mark Rolando Rosales	Raymond Medeiros, Corporate Secretary & Board Member

/s/ Marc Vitorillo
Marc Vitorillo

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